Exhibit 99.1


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Drexler Technology Corporation:

         We have audited the accompanying consolidated balance sheet of Drexler Technology Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the nine months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Drexler Technology Corporation and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
Mountain View, California
February 24, 2004

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Drexler Technology Corporation:

         In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Drexler Technology Corporation and its subsidiaries at March 31, 2003, and the results of their operations and their cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
San Jose, California
April 28, 2003, except for
Note 4, as to which the date is January 22, 2004


                                         DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                                   CONSOLIDATED BALANCE SHEETS
                                              March 31, 2003 and December 31, 2003
                                       (In thousands, except share and per share amounts)


                                                                                                    March 31,      December 31,
                                                                                                      2003             2003
                                                                                                      ----             ----
                                                             ASSETS
Current assets:
   Cash and cash equivalents                                                                      $    5,754        $   17,917
   Short-term investments                                                                              4,363             2,559
   Accounts receivable, net of product return reserve of $90 at March 31, 2003
      and $87 at December 31, 2003                                                                     1,659             1,324
   Inventories                                                                                         5,711             3,769
   Deferred tax assets, net                                                                            2,689                --
   Prepaid and other current assets                                                                    1,016             1,193
                                                                                                  ----------        ----------
      Total current assets                                                                            21,192            26,762
                                                                                                  ----------        ----------

Property and equipment, at cost                                                                       23,204            25,073
   Less--accumulated depreciation and amortization                                                   (15,795)          (15,482)
                                                                                                   ----------        ----------
      Property and equipment, net                                                                      7,409             9,591

Long-term investments                                                                                  6,898             5,944
Patents and other intangibles, net                                                                       567               465
Deferred tax assets, net                                                                               4,397                --
                                                                                                  ----------        ----------

           Total assets                                                                           $   40,463        $   42,762
                                                                                                  ==========        ==========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                                               $    1,085        $    1,441
   Accrued liabilities                                                                                 1,434             1,289
   Advance payments from customers                                                                     1,096             4,133
   Contingent settlement of common stock options at fair value                                            --               195
                                                                                                  ----------        ----------
   Deferred revenue                                                                                        5               231
                                                                                                  ----------        ----------
      Total current liabilities                                                                        3,620             7,289

Long-term liabilities:
   Contingent settlement of common stock warrants at fair value                                           --               916
                                                                                                  ----------        ----------
           Total liabilities                                                                           3,620             8,205
                                                                                                  ----------        ----------

Commitments and contingencies (Note 7)

Stockholders' equity:
   Preferred stock, $.01 par value:
      Authorized--2,000,000 shares
      Issued--none                                                                                        --                --
   Common stock, $.01 par value:
      Authorized--30,000,000 shares
      Issued and outstanding--10,443,192 shares at March 31, 2003
           and 11,368,777 shares at December 31, 2003                                                    104               114
   Additional paid-in capital                                                                         42,556            52,324
   Accumulated deficit                                                                                (5,817)          (17,881)
                                                                                                  ----------        ----------
           Total stockholders' equity                                                                 36,843            34,557
                                                                                                  ----------        ----------

               Total liabilities and stockholders' equity                                         $   40,463        $   42,762
                                                                                                  ==========        ==========


                     The accompanying notes are an integral part of these consolidated financial statements.


                                        DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                       Fiscal Years Ended March 31, 2002 and 2003 and Nine Months Ended December 31, 2003
                                            (In thousands, except per share amounts)


                                                                     Year Ended           Year Ended         Nine Months Ended
                                                                   March 31, 2002       March 31, 2003       December 31, 2003
                                                                   --------------       --------------       -----------------
Revenues:
    Product sales                                                      $   19,562           $  25,221             $  10,621
    License and other revenue                                               1,327               1,110                    --
                                                                       ----------           ---------             ---------
         Total revenues                                                    20,889              26,331                10,621
                                                                       ----------           ---------             ---------

Cost of product sales                                                      10,652              13,906                 8,987
                                                                       ----------           ---------             ---------

       Gross profit                                                        10,237              12,425                 1,634
                                                                       ----------           ---------             ---------

Operating expenses:
    Selling, general and administrative expenses                            5,165               6,202                 4,971
    Research and engineering expenses                                       3,045               2,818                 1,941
                                                                       ----------           ---------             ---------
       Total operating expenses                                             8,210               9,020                 6,912
                                                                       ----------           ---------             ---------

          Operating income (loss)                                           2,027               3,405                (5,278)
                                                                       ----------           ---------             ---------

Other income, net                                                             386                 397                   300
                                                                       ----------           ---------             ---------

          Income (loss) before income taxes                                 2,413               3,802                (4,978)

Income tax (benefit) expense                                               (2,786)              1,520                 7,086
                                                                       ----------           ---------             ---------

          Net income (loss)                                            $    5,199           $   2,282             $ (12,064)
                                                                       ==========           =========             =========

Net income (loss) per share:
          Basic                                                        $      .52           $     .22             $   (1.14)
                                                                       ==========           =========             =========
          Diluted                                                      $      .50           $     .21             $   (1.14)
                                                                       ==========           =========             =========

Weighted-average shares used in computing net income (loss) per share:
          Basic                                                             9,961              10,356                10,554
          Diluted                                                          10,468              10,842                10,554


                    The accompanying notes are an integral part of these consolidated financial statements.


                                         DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       Fiscal Years Ended March 31, 2002 and 2003 and Nine Months Ended December 31, 2003
                                                         (In thousands)


                                                                         Additional
                                                     Common Stock         Paid-in       Treasury     Accumulated
                                                   Shares    Amount       Capital         Stock        Deficit        Total
                                                   ------    ------       -------         -----        -------        -----
Balance, March 31, 2001                            9,951     $    99     $   37,852     $(1,840)$    $   (13,298)    $   22,813
    Shares purchased through an
       open market repurchase program                 --          --             --         (175)             --           (175)
    Shares issued under stock option
       and stock purchase plans                      290           3          2,079        2,015              --          4,097
    Income tax benefit arising from
       stock options                                  --          --            307           --              --            307
    Compensation related to
       stock plan activity                            --          --             96           --              --             96
    Net income                                        --          --             --           --           5,199          5,199
                                                --------     -------     ----------     --------     -----------     ----------

Balance, March 31, 2002                           10,241         102         40,334           --          (8,099)        32,337
    Shares issued under stock option
       and stock purchase plans                      202           2          1,774           --              --          1,776
    Income tax benefit arising from
       stock options                                  --          --            356           --              --            356
    Compensation related to
       stock plan activity                            --          --             92           --              --             92
    Net income                                        --          --             --           --           2,282          2,282
                                                --------     -------     ----------     --------     -----------     ----------

Balance, March 31, 2003                           10,443     $   104       $ 42,556     $     --     $    (5,817)    $   36,843
    Shares sold in private placement,
       net of $547 in issuance costs
       and $1,229 fair value of common
       stock warrants and options                    791           8          8,311           --              --          8,319
    Shares issued under stock option
       and stock purchase plans                      135           2          1,408           --              --          1,410
    Compensation related to
       stock plan activity                            --          --             49           --              --             49
    Net loss                                          --          --             --           --         (12,064)       (12,064)
                                                --------     -------     ----------     --------     -----------     ----------

Balance, December 31, 2003                        11,369     $   114     $   52,324           --     $   (17,881)    $   34,557
                                                ========     =======     ==========     ========     ===========     ==========


                     The accompanying notes are an integral part of these consolidated financial statements.


                                        DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES

                                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                       Fiscal Years Ended March 31, 2002 and 2003 and Nine Months Ended December 31, 2003
                                                         (In thousands)


                                                                     Year Ended           Year Ended         Nine Months Ended
                                                                   March 31, 2002       March 31, 2003       December 31, 2003
                                                                   --------------       --------------       -----------------
Cash flows from operating activities:
   Net income (loss)                                                   $   5,199             $  2,282           $  (12,064)
     Adjustments to reconcile net income (loss) to net cash
           provided by (used in) operating activities:
        Depreciation and amortization                                      1,556                1,829                1,490
        Provision for (recovery of) doubtful accounts receivable             (14)                  11                    1
        Provision for excess and obsolete inventory                          276                  425                   41
        Recovery of product return reserve                                  (127)                  --                   --
        Decrease (increase) in deferred tax assets                        (3,484)               1,326                7,086
        Stock-based compensation                                              96                   92                   83
        Tax benefit relating to the exercise of stock options                307                  356                   --
        Gain associated with decrease in fair value of
           common stock warrants and options                                  --                   --                 (118)
     Changes in operating assets and liabilities:
        Decrease (increase) in accounts receivable                          (240)                 (11)                 334
        Decrease (increase) in inventories                                  (368)              (1,163)               1,901
        Decrease (increase) in other assets                                  116                 (455)                (177)
        Increase (decrease) in accounts payable and accrued liabilities      (45)                 664                  177
        Increase (decrease) in deferred revenue                             (179)              (3,965)                 226
        Increase (decrease) in advance payments from customers             1,276               (1,455)               3,037
                                                                       ---------             --------           ----------

           Net cash provided by (used in) operating activities             4,369                  (64)               2,017
                                                                       ---------             --------           ----------

Cash flows from investing activities:
     Purchases of property and equipment                                  (1,723)              (2,468)              (3,504)
     Acquisition of patents and other intangibles                            (98)                (307)                 (66)
     Purchases of investments                                            (13,964)             (16,453)              (7,513)
     Proceeds from maturities of investments                               9,466               15,077               10,271
                                                                       ---------             --------           ----------
           Net cash used in investing activities                          (6,319)              (4,151)                (812)
                                                                       ---------             --------           ----------

Cash flows from financing activities:
     Proceeds from sale of common stock through stock plans                4,097                1,776                1,410
     Cash used to purchase common stock through an open market
        repurchase program                                                  (175)                  --                   --
     Net proceeds from sale of common stock, options and
        warrants through private placement                                    --                   --                9,548
                                                                       ---------             --------           ----------
           Net cash provided by financing activities                       3,922                1,776               10,958
                                                                       ---------             --------           ----------
           Net increase (decrease) in cash and cash equivalents            1,972               (2,439)              12,163

Cash and cash equivalents:
     Beginning of period                                                   6,221                8,193                5,754
                                                                       ---------             --------           ----------
     End of period                                                     $   8,193             $  5,754           $   17,917
                                                                       =========             ========           ==========
Supplemental disclosures--cash payments for:
     Income taxes                                                      $     182             $     --           $       --
                                                                       =========             ========           ==========


                    The accompanying notes are an integral part of these consolidated financial statements.

                 DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.   ORGANIZATION AND OPERATIONS

     Drexler Technology Corporation and its wholly owned subsidiary, LaserCard Systems Corporation, (the "Company") develop and manufacture optical data storage products featuring LaserCard(R) optical memory cards and chip-ready Smart/Optical(TM) cards used with personal computers for information recording, storage, and retrieval. These optical data storage products include optical memory cards, optical card read/write drives, and related systems and peripherals. The Company's customers are mainly value-added reseller (VAR) companies and licensees, in the United States and other countries, that develop commercial applications for LaserCard products. Target markets for these products include government and commercial applications for portable, recordable, secure, identification cards and other unitary-record cards. Applications include U.S. immigration Green Cards and Laser Visa Border Crossing Cards, U.S. military cargo manifests, Canadian Permanent Resident Cards, biometric IDs, access cards, and other wallet-card applications. The Company has two additional subsidiaries that are dormant, Precision Photoglass, Inc., and Microfab Systems Corporation.

     The Company is subject to certain risks including, but not limited to, competition from substitute products and larger companies and dependence on certain suppliers and customers.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Drexler Technology Corporation and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FISCAL PERIOD. For purposes of presentation, the Company labels its annual accounting period end as March 31 and its quarterly accounting period ends as June 30, September 30, and December 31. The Company, in fact, operates and reports based on quarterly periods ending on the Friday closest to month end. Fiscal 2002 ended on March 29, 2002; fiscal 2003 ended on March 28, 2003; and the fiscal 2004 first nine months ended on January 2, 2004.

     CASH AND CASH EQUIVALENTS, SHORT-TERM INVESTMENTS, AND LONG-TERM INVESTMENTS. The Company considers all highly liquid investments, consisting primarily of commercial paper, taxable notes, and U.S. government bonds, with maturities of three months or less at the date of purchase, to be cash equivalents. Cash equivalents as of March 31, 2003 and December 31, 2003 were $4,396,000 and $9,407,000, respectively. All investments with original or remaining maturities at date of purchase of more than three months and up to one year are classified as short-term investments. All investments with original or remaining maturities at date of purchase greater than one year are classified as long-term investments. Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates the classification of investments as of each balance sheet date.

     All short-term and long-term investments are classified as held to maturity and are stated in the balance sheet at amortized cost. As investments are classified as held to maturity, no unrealized gains or losses are recorded. The carrying amounts of individual held to maturity securities are reviewed at the balance sheet date for potential impairment. As of March 31, 2003 and December 31, 2003, the Company has determined that no permanent impairment has occurred. The carrying amounts of short-term and long-term investments at March 31, 2003 and December 31, 2003 are (in thousands):

                                                      March 31,     December 31,
                                                        2003           2003
                                                        ----           ----
Short-term investments:
   U.S. government and agency obligations            $      401     $       --
   Certificates of deposit                                3,962          2,559
                                                     ----------     ----------
      Total short-term investments                        4,363          2,559
                                                     ----------     ----------

Long-term investments:
   U.S. government and agency obligations                 6,500          4,800
   Certificates of deposit                                  398          1,144
                                                     ----------     ----------
      Total long-term investments                         6,898          5,944
                                                     ----------     ----------
           Total investments                         $   11,261     $    8,503
                                                     ==========     ==========

     At December 31, 2003, scheduled maturities of held-to-maturity investments are (in thousands):

                                                                    December 31,
                                                                        2003
                                                                        ----

Up to one year                                                      $    2,559
After one year through five years                                        5,944
                                                                    ----------
                                                                    $    8,503

     FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amounts of the Company's financial instruments including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate their fair values due to their short maturities. The fair value of long-term investments was $6,910,000 at March 31, 2003 and $5,975,000 at December 31, 2003.

     INVENTORIES. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis and market based on the lower of cost or estimated realizable value. The components of inventories as of March 31, 2003 and December 31, 2003 are (in thousands):

                                                      March 31,     December 31,
                                                        2003           2003
                                                        ----           ----

Raw materials                                        $    3,234     $    2,276
Work-in-process                                             220            480
Finished goods                                            2,257          1,013
                                                     ----------     ----------
                                                     $    5,711     $    3,769
                                                     ==========     ==========

     The Company recorded charges to write down excess and obsolete inventory of $276,000 for fiscal 2002; $425,000 for fiscal 2003; and $41,000 for the first nine months of fiscal 2004.

     PROPERTY AND EQUIPMENT, NET. The components of property and equipment as of March 31, 2003 and December 31, 2003 are (in thousands):

                                                      March 31,     December 31,
                                                        2003           2003
                                                        ----           ----

Equipment and furniture                              $   19,200     $   19,509
Construction in progress, including
   purchased equipment                                    1,323          2,858
Leasehold improvements                                    2,681          2,706
                                                     ----------     ----------
                                                     $   23,204     $   25,073
                                                     ==========     ==========

     Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives (four to seven years) of equipment and furniture using the double-declining balance and straight-line methods. Leasehold improvements are amortized over the shorter of the life of the asset or the life of the lease using the straight-line method. Depreciation and leasehold amortization expense for fiscal 2002, 2003 and the first nine months of fiscal 2004 was $1,192,000; $1,477,000; and $1,322,000, respectively.

     PATENT COSTS. Legal expenses incurred in connection with patents are capitalized and amortized over the estimated remaining useful lives of the patents of six to seventeen years. Costs incurred in connection with other intangibles are amortized using the straight-line method over three to five years.

     Gross intangible expenditures capitalized and accumulated amortization as of March 31, 2003 and December 31, 2003 are as follows (in thousands):

                                                      March 31,     December 31,
                                                        2003           2003
                                                        ----           ----

Gross patent expenditures                            $    3,089     $    3,145
Gross technology transfer expenditures                      545            555
                                                     ----------     ----------
    Gross patent and other intangible expenditures        3,634          3,700
                                                     ----------     ----------

Patent accumulated amortization                          (2,638)        (2,784)
Technology transfer accumulated amortization               (429)          (451)
                                                     ----------     ----------
    Accumulated amortization                             (3,067)        (3,235)
                                                     ----------     ----------

        Patents and other intangibles, net           $      567     $      465
                                                     ==========     ==========

     The weighted average remaining amortization periods are as follows:

                                            Year Ended         Nine Months Ended
                                          March 31, 2003       December 31, 2003
                                          --------------       -----------------

Patents                                       4.4 years            4.6 years
Technology transfer                           2.7 years            3.5 years
     Total                                    3.8 years            4.4 years

     Amortization expense on intangible assets for fiscal 2002, 2003 and the first nine months of fiscal 2004 was $364,000; $352,000; and $168,000, respectively. The estimated aggregate amortization expense for the next five years is $440,000.

     ASSESSMENT OF IMPAIRMENT OF TANGIBLE AND INTANGIBLE LONG-LIVED ASSETS. The Company periodically evaluates whether events and circumstances have occurred which indicate that the carrying value of its long-lived assets may not be recoverable. If the Company determines an asset has been impaired, the impairment charge is recorded based on the excess of the carrying value over the fair value of the impaired asset, with the reduction in value charged to expense. To date, the Company has not needed to record any impairment losses on long-lived assets.

     ACCRUED LIABILITIES. The components of accrued liabilities as of March 31, 2003 and December 31, 2003 are (in thousands):

                                                      March 31,     December 31,
                                                        2003           2003
                                                        ----           ----

Accrued payroll and fringe benefits                  $      605     $      549
Other accrued liabilities                                   829            740
                                                     ----------     ----------
                                                     $    1,434     $    1,289
                                                     ==========     ==========

     SOFTWARE DEVELOPMENT COSTS. Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility and, accordingly, all software development costs have been charged to research and engineering expenses in the accompanying consolidated statements of operations.

     ADVANCE PAYMENTS FROM CUSTOMERS. The Company customarily receives advance payments on orders placed by its customers. The advance payments are recorded as a liability on the balance sheet until the related orders are shipped.

     REVENUE RECOGNITION. Product sales primarily consist of card sales and sales of read/write drives. The Company recognizes revenue from product sales when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. The Company recognizes revenue on product sales at the time of shipment when shipping terms are F.O.B. shipping point, orders are placed pursuant to a pre-existing sales arrangement, and there are no post-shipment obligations or customer acceptance criteria. Where appropriate, provision is made at the time of shipment for estimated warranty costs and estimated returns. Product sales primarily consist of card sales and sales of read/write drives.

     The Company's U.S. government subcontract requires delivery into a secure, government-funded vault located on Company premises. Shipments are made from the vault on a shipment schedule provided by the prime contractor, which is subject to revision, but not cancellation, at the option of the prime contractor. At the time the cards are delivered into the vault, title to the cards is transferred to the government and all risks of ownership are transferred as well. The prime contractor is invoiced, with payment due within thirty days, and the contract does not contain any return (other than for warranty) or cancellation provisions. Pursuant to the provisions of Staff Accounting Bulletin No. 104 (SAB
104), revenue is recognized on delivery into the vault as the Company has fulfilled its contractual obligations and the earnings process is complete. If the Company does not receive a shipment schedule, revenue is deferred and recognized upon shipment from the vault.

     The Company applies the provisions of Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended by Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" to all transactions involving the sale of software products. Revenue from the license of the Company's software products is recognized when persuasive evidence of an arrangement exists, the software product has been delivered, the fee is fixed or determinable, and collectibility is reasonably assured, and, if applicable, upon acceptance when acceptance criteria are specified or upon expiration of the acceptance period.

     License revenue, which may consist of up-front license fees and long-term royalty payments, is recognized as revenue when earned. The cost of license revenue is not material and is included in selling, general and administrative expenses. The Company entered into a read/write drive kits assembly license with a customer in Italy which generated license revenue of $119,000 during fiscal 2002. The arrangement was structured whereby the customer agreed to pay the Company a contractually agreed upon fee in exchange for the transfer of technical knowledge and know-how and training in the assembly of read/write-drives. The training period extended over 16 months, which is the period over which the Company recognized the fee as revenue. The Company recorded revenue of $1,206,000 in fiscal 2002 relating to digital sound patent licenses sold to Sony Corporation and Dolby Laboratories, Inc. The revenues were net of legal costs and third party contingency (success) fees. There are no ongoing royalty payments or continuing obligations. License revenue in the amount of $875,000 for fiscal 2003 represents the unamortized portion of a $1,000,000 nonrefundable distribution license fee received in 2000 from a licensee in Asia that had committed to purchase a minimum number of optical memory cards for a program in the licensee's country. The Company recorded this fee as deferred revenue and had been amortizing it as revenue in proportion to actual card purchases by the licensee. During the quarter ended December 31, 2002, the Company determined that, due to the licensee's failure to meet the minimum contractual purchase commitment, the licensee's distribution rights had become unenforceable and that the licensee would no longer be acting as the card supplier for that program. Fiscal 2003 license revenue also included $235,000 relating to a payment received in January 2002 from a third party that was considering entering into a license agreement with the Company; the Company originally recorded this payment as deferred revenue. The third party had subsequently foregone its rights under this agreement due to non-performance and accordingly, the Company recognized revenue on this arrangement in the fourth quarter of fiscal 2003. There was no license revenue for the nine months ended December 31, 2003.

     RESEARCH AND ENGINEERING EXPENSES. Costs related to research, design and development of products are charged to research and engineering expense as incurred.

     STOCK-BASED COMPENSATION. On December 31, 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure," which amends SFAS No. 123. SFAS No. 148 requires more prominent and frequent disclosures about the effects of stock-based compensation, which the Company adopted for the year ended March 31, 2003. The Company accounts for its stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured by the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. Had compensation expense for the Plans been determined consistent with SFAS No. 123, the Company's net income (loss) and basic and diluted net income (loss) per share would have decreased to the following pro forma amounts (dollars, in thousands, except per share amounts):

                                                                                    March 31,        March 31,       December 31,
                                                                                      2002             2003            2003
                                                                                      ----             ----            ----
Net income (loss), as reported                                                     $    5,199       $    2,282       $  (12,064)

Add:  Stock-based employee compensation expense included in
   reported net income (loss), net of related tax effects                                  91               55               83

Deduct: total stock-based employee compensation determined under
   Fair-value based method for all awards, net of related tax effects                  (2,336)          (1,408)          (1,904)
                                                                                   ----------       ----------       ----------
Pro forma net income (loss)                                                        $    2,954       $      929       $  (13,885)
                                                                                   ==========       ==========       ==========

Basic net income (loss) per common share:
   As reported                                                                     $      .52       $      .22       $    (1.14)
                                                                                   ==========       ==========       ==========
   Pro forma                                                                       $      .30       $      .09       $    (1.32)
                                                                                   ==========       ==========       ==========

Diluted net income (loss) per common share:
   As reported                                                                     $      .50       $      .21       $    (1.14)
                                                                                   ==========       ==========       ==========
   Pro forma                                                                       $      .28       $      .09       $    (1.32)
                                                                                   ==========       ==========       ==========

Shares used in computing basic and diluted pro forma net income (loss) per share:
   Basic                                                                                9,961           10,356           10,554
   Diluted                                                                             10,468           10,842           10,554
                                                                                   ==========       ==========       ==========

     The Company computed the fair value of each option grant on the date of grant using the Black-Scholes option valuation model with the following assumptions:


                                                     Year Ended         Year Ended         Nine Months Ended
                                                   March 31, 2002      March 31, 2003      December 31, 2003
                                                   --------------      --------------      -----------------
Risk-free interest rate                            5%                  2.67% to 4.99%       2.74% to 3.75%
Average expected life of option                    6 to 8 years        5 to 8 years         5 to 8 years
Dividend yield                                     0%                  0%                   0%
Volatility of common stock                         50%                 50%                  50%
Weighted average fair value of option grants       $7.54               $8.59                $9.57

     COMPREHENSIVE INCOME (LOSS). Under SFAS No. 130, "Reporting Comprehensive Income," comprehensive income (loss) is defined as the changes in equity of an enterprise except those resulting from stockholders' transactions. For the fiscal years ended March 31, 2002 and 2003 and the nine months ended December 31, 2003, comprehensive income (loss) equaled net income (loss).

     RECENT ACCOUNTING PRONOUNCEMENTS.

     In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" (EITF 00-21). EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard did not have a material impact on the Company's financial position and results of operations.

     In January 2003, the FASB issued Financial Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 addresses consolidation by business enterprises of variable interest entities. Under that interpretation, certain entities known as Variable Interest Entities (VIEs) must be consolidated by the primary beneficiary of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. In December 2003, the FASB revised FIN 46, delaying the effective dates for certain entities created before February 1, 2003, and making other amendments to clarify application of the guidance. For potential variable interest entities other than any Special Purpose Entities (SPEs), the revised FIN 46 (FIN 46R) is now required to be applied no later than the end of the first fiscal year or interim reporting period ending after March 15, 2004. The original guidance under FIN 46 is still applicable, however, at the end of the first interim or annual reporting period ending after December 15, 2003 for all SPEs created prior to February 1, 2003. FIN 46R may be applied prospectively with a cumulative effect adjustment as of the date it is first applied, or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46R also requires certain disclosures of an entity's relationship with variable interest entities. The Company will adopt FIN 46R for non-SPE entities as of March 31, 2004.

     In May 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the Company's financial position and results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective beginning with the third quarter of fiscal 2004. The adoption of SFAS No. 150 did not have an impact on the Company's financial position and results of operations.

     In July 2003, the EITF reached a consensus on Issue No. 03-5, "Applicability of AICPA Statement of Position 97-2 (SOP 97-2) to Non-Software Deliverables" (EITF 03-5). The consensus was reached that SOP 97-2 is applicable to non-software deliverables if they are included in an arrangement that contains software that is essential to the non-software deliverables' functionality. This consensus is to be applied to Company's financial year beginning after October 1, 2003. The Company has not yet evaluated the impact that EITF 03-5 will have on its financial position and results of operations.

     In December 2003, the SEC issued SAB 104, which supercedes SAB 101, "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superceded as a result of the issuance of EITF 00-21. The adoption of SAB 104 did not have an impact on the Company's financial position and results of operations.

     RECLASSIFICATIONS. Certain reclassifications were made to the prior year financial data to conform with the current year presentation.

     INDEMNIFICATION. The Company's major sales agreements provide remedies to customers, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of the Company's products. The Company has also entered into indemnification agreements with its directors and officers and the Company's bylaws contain similar indemnification obligations. To date, there have been no claims made under such indemnifications, and as a result the associated estimated fair value of the liability is not material.

3.   NET INCOME (LOSS) PER SHARE

     Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents consist of stock options and warrants using the treasury stock method.

     The reconciliation of the denominators of the basic and diluted net income
(loss) per share computation for the fiscal years ended March 31, 2002 and 2003 and the nine months ended December 31, 2003 is shown in the following table (in thousands, except per share data):

                                                                Year Ended         Year Ended         Nine Months Ended
                                                              March 31, 2002      March 31, 2003      December 31, 2003
                                                              --------------      --------------      -----------------
Net income (loss)                                               $   5,199           $    2,282           $  (12,064)
                                                                =========           ==========           ==========

Basic net income (loss) per share:
    Weighted average common shares outstanding                      9,961               10,356               10,554
                                                                ---------           ----------           ----------
Basic net income (loss) per share                               $     .52           $      .22           $    (1.14)
                                                                =========           ==========           ==========

Diluted net income (loss) per share:
    Weighted average common shares outstanding                      9,961               10,356               10,554
    Weighted average common shares from stock option grants           507                  486                   --
                                                                ---------           ----------           ----------
    Weighted average common shares and common stock
       equivalents outstanding                                     10,468               10,842               10,554
                                                                ---------           ----------           ----------
Diluted net income (loss) per share                             $     .50           $      .21           $    (1.14)
                                                                =========           ==========           ==========

     Stock options having an exercise price greater than the average market value for profitable periods are excluded from the calculation of diluted net income per share, as their effect would be antidilutive. Therefore, stock options to purchase 280,950 and 168,000 shares were excluded from the calculation of diluted net income per share for the years ended March 31, 2002 and 2003, respectively. As the effect of common stock equivalents would be antidilutive since the Company incurred a loss, all stock options and warrants were excluded from the calculation of diluted net loss per share for the nine months ended December 31, 2003.

4.   SEGMENTS

     SEGMENT REPORTING. Prior to the second fiscal quarter of 2004, the Company reported its results as a single reportable segment. During the second fiscal quarter of 2004, revenues increased for optical card drives and as a result, the Company concluded that it had two reportable segments and began reporting the results of each segment and other information pursuant to Statement of Financial Accounting Standards No. 131, "Segment Reporting." Segment financial data for the years ended March 31, 2002 and 2003 has been adjusted to reflect these segments.

     The Company's two reportable segments are: (1) optical memory cards and (2) optical memory card drives, maintenance, and related accessories ("optical card drives"). The segments were determined based on the information used by the chief operating decision maker. The segments reported are not strategic business units which offer unrelated products and services, rather these reportable segments utilize compatible technology and are marketed jointly.

     The accounting policies used to derive reportable segment results are the same as those described in the "Summary of Significant Accounting Policies." Resources are allocated to the segments in a manner that optimizes optical memory card revenues as determined by the chief operating decision maker. Segment revenues are comprised of sales to external customers. Segment gross profit (loss) includes all segment revenues less the related cost of sales. Fixed assets and inventory are not separately reported by segment to the chief operating decision maker. Accounts receivable, cash, deferred income taxes, prepaid expenses, certain fixed assets, and other assets are not separately identifiable to segments. Therefore, the amount of assets by segment is not meaningful. There are no inter-segment sales or transfers; all of the Company's long-lived assets are attributable to the United States.

     The Company's chief operating decision maker is currently the Company's Co-Chief Executive Officers, prior to which the Company's Chairman and Chief Executive Officer was considered to be the chief operating decision maker. The chief operating decision maker reviews financial information presented on a consolidated basis that is accompanied by disaggregated information about revenues and gross profit (loss) by segment.

     The table below presents information for optical memory cards and optical card drives for the fiscal years ended March 31, 2002 and 2003 and the nine months ended December 31, 2003 (in thousands):


                                             Fiscal Year Ended March 31, 2002
                                             --------------------------------
                                           Optical      Optical Card     Segment
                                         Memory Cards      Drives         Total
                                         ------------      ------         -----

Revenue                                     $18,201        $ 1,279       $19,480
Cost of sales                                 8,717          1,918        10,635
Gross profit (loss)                           9,484           (639)        8,845
Depreciation and
   amortization expense                         798             61           859

                                             Fiscal Year Ended March 31, 2003
                                             --------------------------------
                                           Optical      Optical Card     Segment
                                         Memory Cards      Drives         Total
                                         ------------      ------         -----

Revenue                                     $24,247        $   693       $24,940
Cost of sales                                12,120          1,579        13,699
Gross profit (loss)                          12,127           (886)       11,241
Depreciation and
   amortization expense                         995             81         1,076

                                            Nine Months Ended December 31, 2003
                                            -----------------------------------
                                           Optical      Optical Card     Segment
                                         Memory Cards      Drives         Total
                                         ------------      ------         -----

Revenue                                     $ 7,422        $ 3,076       $10,498
Cost of sales                                 6,283          2,628         8,911
Gross profit                                  1,139            448         1,587
Depreciation and
   amortization expense                         870            110           980

     The following is a reconciliation of segment results to amounts included in the Company's consolidated financial statements for the fiscal years ended March 31, 2002 and 2003 and the nine months ended December 31, 2003 (in thousands):

                                             Fiscal Year Ended March 31, 2002
                                             --------------------------------
                                           Segment
                                            Total        Other (a)        Total
                                            -----        ---------        -----

Revenue                                     $19,480        $ 1,409       $20,889
Cost of sales                                10,635             17        10,652
Gross profit                                  8,845          1,392        10,237
Depreciation and
   amortization expense                         859            697         1,556

                                             Fiscal Year Ended March 31, 2003
                                             --------------------------------
                                           Segment
                                            Total        Other (a)        Total
                                            -----        ---------        -----

Revenue                                     $24,940        $ 1,391       $26,331
Cost of sales                                13,699            207        13,906
Gross profit                                 11,241          1,184        12,425
Depreciation and
   amortization expense                       1,076            753         1,829

                                            Nine Months Ended December 31, 2003
                                            -----------------------------------
                                           Segment
                                            Total        Other (a)        Total
                                            -----        ---------        -----

Revenue                                     $10,498        $   123       $10,621
Cost of sales                                 8,911             76         8,987
Gross profit                                  1,587             47         1,634
Depreciation and
   amortization expense                         980            510         1,490

(a) Other revenue consists primarily of license revenue. Other cost of sales and depreciation and amortization expense represents corporate and other costs not directly associated with segment activities.

     SALES BY GEOGRAPHIC REGION. Sales by geographic region are generally determined based upon the ship-to address on the invoice. Revenues by geographic region are as follows (in thousands):

                        Year Ended           Year Ended        Nine Months Ended
                      March 31, 2002       March 31, 2003      December 31, 2003
                      --------------       --------------      -----------------

United States           $   18,832            $   22,205           $    6,417
Canada                         606                 2,764                3,053
Europe                         835                   426                  712
Asia                           580                   887                  377
Rest of world                   36                    49                   62
                        ----------            ----------           ----------
                        $   20,889            $   26,331           $   10,621
                        ==========            ==========           ==========

Sales to customers outside the United States are denominated in U.S. dollars.

     MAJOR CUSTOMERS. One customer accounted for more than 81% of revenues for fiscal 2002, 94% of revenues for fiscal 2003, and 86% of revenues for the nine months ended December 31, 2003. The revenue from this customer was attributable to both the optical memory cards and the optical card drives segments. No other customer accounted for more than 10% of revenues during the periods.

     One United States customer comprised 99% of accounts receivable at March 31, 2003. Two customers comprised 88% and 12%, respectively, of accounts receivable at December 31, 2003.

5.   RELATED-PARTY TRANSACTIONS

     On October 21, 2001, the Company entered into a one-year agreement with Wexler & Walker Public Policy Associates, a unit of Hill and Knowlton, Inc., ("Wexler") to be lobbyists on behalf of the Company. The Chairman of Wexler is Robert S. Walker, a brother of director Walter F. Walker. In October 2002, the agreement was extended for the period October 1, 2002 through September 2003 or until terminated upon seven days' notice. The extended agreement provided for a monthly retainer of $10,000, and there currently is a purchase order dated December 11, 2003, valid through September 30, 2004 with the same terms and conditions of the previous agreements. The Company paid $24,245 to Wexler during the 2002 fiscal year, $82,985 during the 2003 fiscal year, and $90,482 during the fiscal 2004 nine months ended December 31, 2003. There were no significant amounts due to Wexler as of March 31, 2003 or December 31, 2003.

6.   COMMON STOCK

     STOCK OPTION PLAN. The Company has one stock option plan (the Stock Option
Plan) under which 2,153,655 shares of common stock have been reserved as of December 31, 2003, consisting of 1,939,309 shares for stock options already granted and 214,346 shares for stock options not yet granted.

     The Company's Stock Option Plan provides that stock options may be granted to employees, officers, directors and consultants of the Company and that option prices may be no less than 100% of the fair market value of the shares at the date of grant. No options were granted to consultants during fiscal 2002, 2003, or during the nine months ended December 31, 2003. The Board of Directors specifies the term of options and the vesting schedule for exercise of options. The option term cannot exceed ten years (except that incentive stock options granted to a principal shareholder cannot exceed five years).

     The following table lists Stock Option Plan activity from March 31, 2001 through December 31, 2003:

                                       Options                              Weighted
                                      Available         Outstanding          Average
                                      for Grant           Options        Exercise Price
                                      ---------           -------        --------------
Balance March 31, 2001                   276,220          2,028,100        $   11.49
    Authorized                           300,000                 --
    Granted                             (345,500)           345,500        $   13.82
    Exercised                                 --           (416,618)       $    9.52
    Expired                               83,251            (83,251)       $   13.86
                                      ----------       ------------
Balance March 31, 2002                   313,971          1,873,731        $   12.25
                                      ----------       ------------
    Authorized                           275,000                 --
    Granted                             (394,000)           394,000        $   16.03
    Exercised                                 --           (184,100)       $    8.67
    Expired                               23,833            (23,833)       $   16.11
                                      ----------       ------------
Balance March 31, 2003                   218,804          2,059,798        $   13.25
                                      ----------       ------------
    Granted                              (35,000)            35,000        $   18.10
    Exercised                                 --           (124,947)       $   10.53
    Expired                               30,542            (30,542)       $   13.90
                                      ----------       ------------
Balance December 31, 2003                214,346          1,939,309        $   13.50
                                      ==========       ============


     The following table summarizes information about stock options outstanding at December 31, 2003:


                                               OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
                        -------------------------------------------------------------     ---------------------------------------
                             Number              Weighted-Average         Weighted-            Number                 Weighted
                         Outstanding at              Remaining             Average         Exercisable at              Average
                        December 31, 2003        Contractual Life      Exercise Price     December 31, 2003        Exercise Price
                        -----------------        ----------------      --------------     -----------------        --------------

$  7.04   -  $10.75             271,683            4.2 years             $   9.39                  271,683           $  9.39
$10.91    -  $12.69             559,001            4.2 years             $  11.77                  530,867           $ 11.76
$13.06    -  $15.56             681,525            6.9 years             $  14.05                  408,823           $ 13.95
$16.47    -  $22.75             427,100            7.4 years             $  17.50                  235,650           $ 17.13
                           ------------                                                       ------------

          Totals              1,939,309                                                          1,447,023
                           ============                                                       ============

     EMPLOYEE STOCK PURCHASE PLAN. The Company has an Employee Stock Purchase Plan (Stock Purchase Plan), under which 74,995 shares are reserved as of December 31, 2003 for future purchases by employees. Under the Stock Purchase Plan, eligible employees may designate from 2% to 6% of their compensation to be withheld for the purchase of shares of common stock at 67% of a trailing average price. The differential between fair market value and the average price of the shares sold under the Stock Purchase Plan is charged to operations as a compensation expense and is taxed to the employee as income. Under the Stock Purchase Plan, employees purchased 12,942 shares for fiscal 2002; 18,405 shares for fiscal 2003; and 9,466 shares for the nine months ended December 31, 2003. The average purchase price per share was $10.52 for fiscal 2002; $9.74 for fiscal 2003; and $9.96 for the nine months ended December 31, 2003. The weighted average market price per share for shares purchased was $17.97 for fiscal 2002; $14.76 for fiscal 2003; and $15.11 for the nine months ended December 31, 2003.

7.   COMMITMENTS AND CONTINGENCIES

     The Company occupies its buildings under various operating leases. Rent expense relating to these buildings was approximately $1,169,000 for fiscal 2002; $1,186,000 for fiscal 2003; and approximately $863,000 for the nine months ended December 31, 2003. As of December 31, 2003, future minimum rental payments relating to these leases are (in thousands):

                           Fiscal Year
                           -----------

                             2004                $    241
                             2005                     616
                             2006                     528
                             2007                     459
                             2008                     407
                             2009                     424
                             Thereafter             2,322
                                                 --------
                                 Total           $  4,997
                                                 ========

     Subsequent to December 31, 2003, on January 29, 2004, the Company entered into a ten-year building lease for approximately 43,000 square feet with annual lease payments beginning April 1, 2004 of $386,000 for the first five years and $890,000 for the final five years, for a total amount of $6.4 million.

     In the normal course of business, the Company is subject to various claims and assertions. In the opinion of management, the ultimate disposition of such claims and assertions will not have a material adverse impact on the financial position of the Company.

8.   INCOME TAXES

     The provision (benefit) for income taxes for fiscal 2002, 2003, and the nine months ended December 31, 2003 consists of the following (in thousands)


                          Year Ended         Year Ended       Nine Months Ended
                        March 31, 2002     March 31, 2003     December 31, 2003
                        --------------     --------------     -----------------

Current:
   Federal                $       49          $      261           $       --
   State                         213                  98                    3
                          ----------          ----------           ----------
                                 262                 359                    3
                          ----------          ----------           ----------

Deferred:
   Federal                    (3,048)              1,161                7,072
   State                          --                  --                   11
                          ----------          ----------           ----------
                              (3,048)              1,161                7,083

Income tax expense
   (benefit)              $   (2,786)         $    1,520           $    7,086
                          ==========-         ==========           ==========

     The Company's effective tax rate differs from the statutory rate as follows:


                                            Year Ended           Year Ended         Nine Months Ended
                                          March 31, 2002       March 31, 2003       December 31, 2003
                                          --------------       --------------       -----------------
Tax reconciliation:
    Federal statutory rate                        34%                 34%                 (34%)
    State tax, net of federal benefit              6%                  6%                   0%
Change in valuation allowance                   (159%)                --                  176%
                                                -----              -----                 ----
                                                (119%)                40%                 142%
                                                =====              =====                 ====

     The major components of the net deferred tax asset as of March 31, 2003 and December 31, 2003 are as follows (in thousands):

                                                                  March 31, 2003       December 31, 2003
                                                                  --------------       -----------------

Net operating loss carryforwards:
    Federal                                                           $  10,311           $   11,277
Tax credits                                                                 537                  537
Reserves and accruals not currently deductible for tax purposes             964                1,129
Depreciation                                                                574                  757
Capitalized patent costs                                                   (153)                (153)
Other                                                                       107                  107
                                                                      ---------           ----------
    Total deferred tax asset                                             12,340               13,654
Valuation allowance                                                      (5,254)             (13,654)
                                                                      ---------           ----------
Net deferred tax asset                                                $   7,086           $       --
                                                                      =========           ==========

     The Company analyzes its deferred tax assets with regard to potential realization. The Company has established a valuation allowance on that portion of its deferred tax assets with respect to which management could not conclude that it was more likely than not that such deferred tax assets would be realized. The Company's determination of the realizability of its deferred tax assets involves considering all available evidence, both positive and negative, regarding the likelihood of future income. The methodology used involves estimates of future income relating to the Company's core business and considers the estimated impact of future stock option deductions and the expiration dates and amounts of net operating loss carryforwards. These estimates of future income are projected through the life of the related deferred tax assets using assumptions which management believes to be reasonable.

     Significant management judgment is required in determining the provision for income taxes and, in particular, any valuation allowance recorded against the Company's deferred tax assets. During fiscal 2002, the Company recorded a tax benefit of $2,786,000, which included a $2,999,000 reduction to the valuation allowance on its deferred tax assets based on management's assessment that such portion of its deferred tax assets were more likely than not to be realized. Due primarily to the Company's recent cumulative tax loss history, its reported financial statement losses over the past four quarters, and uncertainty regarding the timing and amount of future revenues and profitability, the Company determined it was necessary to increase the valuation allowance as of December 31, 2003. As a result, the Company has recorded a valuation allowance of $13.7 million as of December 31, 2003, including $7,086,000 recorded in the third quarter of fiscal 2004, due to uncertainties related to its ability to utilize its deferred tax assets before they expire.

     The Company's federal net operating loss carryforwards as of December 31, 2003 of $33,167,000 will expire at various dates from 2005 through 2023, if not utilized. The tax effect of this amount is reflected above as federal net operating loss carryforwards totaling $11,277,000. Of this amount, $5,766,000, representing tax benefits relating to stock-based compensation programs, will be credited to stockholders' equity to the extent the Company concludes that it is more likely than not that this amount will be realized. Tax credits in the amount of $300,000 for alternative minimum taxes have no expiration. Other tax credits in the amount of $237,000 will expire on various dates from 2013 through 2018 if not utilized.

9.   ISSUANCE OF STOCK, OPTIONS, AND WARRANTS

     In December 2003, the Company issued and sold 791,172 shares of common stock, options to purchase 122,292 shares of common stock, and warrants to purchase 174,057 shares of common stock for an aggregate purchase price of $10,095,332 in a private placement. The Company received net proceeds of $9,548,000 (net of fees and expenses). The purchase price of the common stock was $12.76 per share, which was at a 15% discount from the five-day average price as of December 23, 2003. The options have an exercise price of $16.51 per share and a nine-month life. The warrants have an exercise price of $17.26 per share and a life of five years. The options and warrants were valued at $245,000 and $984,000, respectively, based on a Black-Scholes calculation as of December 23, 2003 and pursuant to the provisions of EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," (EITF 00-19) were recorded at those values in short-term and long-term liabilities. The balance of the net proceeds was accounted for as additional paid-in capital. Under EITF 00-19, the Company marks-to-market the fair value of the options and warrants at the end of each accounting period. At December 31, 2003, this resulted in options and warrants valued at $195,000 and $916,000, respectively. The decrease in the valuation of the options and warrants, between December 23, 2003 and December 31, 2003, of $118,000 was recorded as other income in the accompanying consolidated statements of operations and resulted from a decrease in the Company's stock price. On February 6, 2004, the Company and the investors entered into an amendment to their original agreement, that resulted in the reclassification of the option and warrant to equity. The amendment clarified that the options and warrants granted in the financing may be exercised at a time when a registration statement covering the resale of the underlying share is not effective or available and that in such instance the Company would deliver to the investors shares of common stock whose resale is not currently registered. On the effective date of the amendment, the option and warrant value was reclassified to equity as additional paid-in capital. As a result of the increase in the value of the options and warrants from the closing date to the amendment date due to increases in the Company's stock price, the Company recognized an expense of $211,000 which will be included in other expense in the consolidated statements of operations in the fourth quarter of fiscal 2004. The Company is subject to certain indemnity provisions included in the stock purchase agreement entered into as part of the financing in connection with its registration of the resale of the common stock issued and issuable in the financing. Morgan Keegan & Company, Inc. acted as the Company's placement agent for this transaction and was granted warrants to purchase 15,824 shares of common stock.

10.      POTENTIAL ACQUISITION

     On November 13, 2003, the Company announced that it had entered into a Letter of Intent to acquire two card companies related through common ownership, Challenge Card Design Plastikkarten GmbH of Rastede, Germany (CCD), and cards & more GmbH of Ratingen, Germany (C&M), including their sales operations in the USA and Korea. The Letter of Intent calls for acquisition of substantially all of the assets of the two companies in exchange for assumption of approximately $600,000 of debt and payment of approximately $6.1 million cash, consisting of approximately $3.5 million payable at closing and approximately $2.6 million payable in four equal annual installments. CCD and C&M provide advanced contactless card solutions, primarily in the consumer, event, and access control sectors of the European market. The final acquisition agreement is expected to be signed and announced during the first calendar quarter of 2004, after (1) a due diligence period is completed, including preparing financial statements for CCD and C&M in accordance with accounting principles generally accepted in the United States; (2) the terms and conditions of the definitive agreement are negotiated; and (3) any required regulatory approvals are obtained.


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